SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2008
ONYX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-28298	94-3154463
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
2100 Powell Street
Emeryville, California 94608
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (510) 597-6500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
     Matthew K. Fust has been appointed Executive Vice President and Chief Financial Officer of Onyx Pharmaceuticals, Inc., or Onyx, effective January 5, 2009. Mr. Fust will serve as Onyx’s principal financial and accounting officer. Prior to joining Onyx, Mr. Fust, age 44, served as Chief Financial Officer of Jazz Pharmaceuticals, Inc. since May 2003. From 2002 to 2003, Mr. Fust served as Chief Financial Officer at Perlegen Sciences, a biopharmaceutical company. Mr. Fust previously held various positions with ALZA Corporation from 1996 to 2002, most recently as its Chief Financial Officer. From 1991 until 1996, Mr. Fust was a manager in the healthcare strategy practice at Anderson Consulting. Mr. Fust serves on the board of Sunesis Pharmaceuticals, a biopharmaceutical company. Mr. Fust earned an undergraduate degree in accounting from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business.
     Under the terms of an at-will employment agreement entered into between Onyx and Mr. Fust on December 12, 2008, Mr. Fust will receive an initial base salary of $420,000 per year and a hiring bonus of $100,000. Mr. Fust will be eligible to receive an annual cash bonus targeted at 45% of his base salary, dependent on Onyx’s achievement of its corporate performance targets, as determined by the Board of Directors of Onyx. Onyx has agreed to grant Mr. Fust an option to purchase 94,500 shares of Onyx common stock, and 13,500 shares of restricted common stock of Onyx, subject to standard vesting. For the complete terms of Mr. Fust’s employment agreement, please read the full text of the agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. As previously reported, Gregory W. Schafer will step down as Onyx’s Vice President and Chief Financial Officer, and Principal Accounting Officer, effective on Mr. Fust’s start date, January 5, 2009.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(c) Exhibits

Exhibit Number	Description

10.1	Letter Agreement between Onyx Pharmaceuticals Inc. and Matthew K. Fust, dated December 12, 2008.

     Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	ONYX	PHARMACEUTICALS, INC.

Dated: December 23, 2008
	By:	/s/ N. Anthony Coles N. Anthony Coles
President and Chief Executive Officer

EXHIBIT INDEX

Number	Description

10.1	Letter Agreement between Onyx Pharmaceuticals Inc. and Matthew K. Fust, dated December 12, 2008.